Exhibit 10.3

PROMISSORY NOTE

$5,000,000	Issue Date: January 7, 2013

FOR VALUE RECEIVED, WEPOWER ECO CORP., a Delaware corporation (the “Company”), hereby promises to pay to the order of WEPOWER ECOLUTIONS, INC., a Delaware corporation (“Lender”), in legal tender of the United States of America, and subject to Section 3 below, the principal amount of FIVE MILLION DOLLARS ($5,000,000), together with accrued interest on outstanding principal from the date of this note (this “Note”) to the date paid at the rate provided herein. This Note is issued by the Company as payment in connection with the purchase of certain assets from Lender pursuant to the terms of that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”). Capitalized terms in this Note that are not otherwise defined shall have the same meaning ascribed to them in the Purchase Agreement.

1.                  Payments of Principal and Interest. Principal and interest shall be due and payable as follows:

(a)               Interest Rate and Payments. Interest on the entire outstanding principal balance of this Note shall be computed at a rate of two percent (2.00%) per annum from the five-month anniversary of the date hereof. Interest shall be computed and accrued on a 365-day basis for the actual number of days elapsed. The Company shall pay accrued interest in arrears semi-annually commencing on the eleven-month anniversary of the date hereof.

(b)               Amortized Principal Payments. The Company shall pay the principal in equal 180 monthly installments commencing on the five-year anniversary of the date hereof.

(c)                Maturity Date. The unpaid portion of the principal amount of this Note, and all accrued and unpaid interest thereon, shall be due and payable on January 7, 2033.

(d)               Payment Method. All payment amounts shall be paid by the Company in lawful money of the United States of America at the principal office of Lender, or at such other place as Lender may from time to time designate in writing to the Company.

2.                  Security. This Note is unsecured, but shall rank senior to any other unsecured debt of the Company.

3.                  Prepayment. The Company may prepay this Note in whole or in part at any time without incurring any fee, premium or penalty; provided, that if the Company prepays this Note (including accrued interest) in whole on or before: (a) the second anniversary of the date hereof, the principal amount and accrued interest thereof shall be reduced by ten percent (10%); or (b) after the second anniversary but on or before the fifth anniversary of the date hereof, the principal amount and accrued interest thereof shall be reduced by eight percent (8%); or (c) after the fifth anniversary but on or before the tenth anniversary of the date hereof, the principal amount and accrued interest shall be reduced by five percent (5%).

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4.                  Event of Default. Each of the following shall constitute an event of default hereunder (“Event of Default”):

(a)               The Company fails to make any payment of principal or interest within fifteen (15) days after the same shall become due and payable, whether at maturity or by acceleration or as part of any prepayment or otherwise, under this Note;

(b)               The Company fails to perform any covenant contained in this Note (other than as referred to elsewhere in this Section 4) and does not cure such failure within thirty (30) days after written notice of such failure is given to the Company by Lender;

(c)                Any attachment or judicial seizure of any substantial part of the Company’s assets occurs; or

(d)               The Company files a petition in bankruptcy or for any form of debtor relief under any present or future law relating to bankruptcy or debtor relief; or such a filing or petition is filed against the Company and the Company consents to or does not oppose such filing or petition, or such petition is not dismissed within ninety (90) days after filing; or the Company consents to the appointment of or taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or for any part of the Company’s property; or the Company makes an assignment for the benefit of its creditors.

5.                  Remedies.

(a)               Upon the occurrence of any Event of Default, Lender may, at Lender’s option, declare all principal, interest and other indebtedness evidenced by the Note to be immediately due and payable without any presentment, demand, protest or notice of any kind, and Lender shall be entitled to exercise any and all remedies available to Lender under the Note or at law or in equity.

(b)               The remedies of the Lender hereof as provided herein or at law or in equity shall be cumulative and concurrent and may be pursued singly, successively, or together at the sole discretion of the holder hereof, and may be exercised as often as occasion therefor shall occur.

6.                  Non-Exercise of Rights Not Constituting Waiver. No delay or omission on the part of Lender hereof in exercising any right under this Note or at law or in equity shall operate as a waiver of such right.

7.                  Waiver. The Company hereby waives diligence, presentment, notice of intent to accelerate, notice of acceleration, protest and demand, notice of protest, dishonor and nonpayment of this Note and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

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8.                  Severability. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

9.                  Choice of Law. This Note shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware without giving effect to principles of conflict of law.

10.              Assignment. This Note and the rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign this Note, or assign the rights or delegate the duties hereunder or thereunder, without the prior written consent of Lender.

11.              Amendment. This Note may not be amended except by a writing signed by the Company and Lender.

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IN WITNESS WHEREOF, the Company and Lender have caused this Note to be executed and delivered as of the date first above written.

THE COMPANY

WEPOWER ECO CORP.
a Delaware corporation

By: /s/ Kevin Donovan
Name: Kevin Donovan
Its: Chief Executive Officer

LENDER

WEPOWER ECOLUTIONS, INC.
a Delaware corporation

By: /s/ Randy Letcavage
Name: Randall Letcavage
Its: Chief Executive Officer

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